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                              INVESTMENT AGREEMENT

                 This Investment Agreement ("Agreement") is entered into as of February 20, 1996, by and between (A) JACOR COMMUNICATIONS, INC., an Ohio corporation ("Buyer"); (B) NOBLE BROADCAST GROUP, INC. a Delaware corporation ("Company"); (C) JOHN T. LYNCH ("Lynch"); (D) FRANK A. DE FRANCESCO ("De Francesco"); (E) THOMAS R. JIMENEZ ("Jimenez"); (F) WILLIAM R. ARBENZ ("Arbenz"), under the following circumstances:

                 A. Buyer desires to purchase a Warrant on the terms and conditions set forth herein.

                 B. Company is willing to issue the Warrant to Buyer on the terms and conditions set forth herein.

                 NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                 1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings ascribed to them below.

                 1.1.1 "ACCREDITED INVESTOR" has the meaning ascribed to it in Regulation D of the Securities and Exchange Commission (Rule 501(a)) and the Ohio Securities law.

                 1.1.2 "AFFILIATE" has the meaning ascribed to it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

                 1.1.3 "ARBENZ" means William R. Arbenz.

                 1.1.4 "BFI" means Broadcast Finance, Inc., an Ohio corporation.

                 1.1.5 "BLH" means Bankers Life Holding Corporation, a Delaware corporation.

                 1.1.6 "BUYER" means Jacor Communications, Inc., an Ohio corporation.

                 1.1.7 "CHASE" means The Chase Manhattan Bank, N.A.


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                 1.1.8 "CHASE DEBT" means all obligations of the Company or any of its Subsidiaries pursuant to a Credit Agreement, dated as of August 18, 1995, among the Company, NBH, the lenders party thereto in their capacities as lenders thereunder and Chase, as agent (and any successor agent thereunder), together with the related documents thereto.

                 1.1.9 "CHASE WARRANT" means the warrant to acquire 1,000 shares of common stock of NBH issued pursuant to a Warrant Agreement dated as of August 18, 1995, between NBH and Chase.

                 1.1.10 "CIHC" means CHIC, Incorporated, a Delaware corporation.

                 1.1.11 "CLASS A SHAREHOLDER(S)" means Prudential and Northeast (each referred to herein individually as a "Class A Shareholder", and together as the "Class A Shareholders").

                 1.1.12 "CLASS A STOCK" means the Class A convertible common stock of Company.

                 1.1.13 "CLASS B SHAREHOLDER(S)" means Lynch, De Francesco, Jimenez and Arbenz (each referred to herein individually as a "Class B Shareholder", and collectively as the "Class B Shareholders")

                 1.1.14 "CLASS B STOCK" means the Class B voting common stock of Company.

                 1.1.15 "CLOSING" has the meaning ascribed to it in SECTION 9.1 of this Agreement.

                 1.1.16 "COMPANY" means Noble Broadcasting Group, Inc., a Delaware corporation.

                 1.1.17 "COMPANY REPRESENTATIONS AND WARRANTIES" has the meaning ascribed to it in SECTION 3 of this Agreement.

                 1.1.18 "CONSECO DEBT" means all obligations of the Company under or with respect to the Subordinated Notes whether for principal, interest (including, without limitation, interest, as provided in the Subordinated Notes, accruing after the filing of a petition of bankruptcy), premium, fees, expenses, indemnification or any other amounts owing on or with respect thereto.

                 1.1.19 "CONSECO INVESTMENT AGREEMENT" means the Noble Broadcast Group Investment Agreement between the Company and Conseco, Inc., an Indiana corporation, dated August 18, 1998.

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                 1.1.20 "CONSECO WARRANT" means warrants to acquire Class A
                 Stock issued pursuant to the Conseco Investment Agreement.

                 1.1.21 "COVENANT BREACH" has the meaning ascribed to it in
                 Section 6.2.4 of the Stock Agreement.

                 1.1.22 "DAMAGES" means all losses, costs, damages, liabilities and expenses which cause economic detriment to the damaged party, including reasonable attorneys' fees and expenses.

                 1.1.23 "DE FRANCESCO" means Frank A. De Francesco.

                 1.1.24 "DISCLOSURE LETTER" has the meaning ascribed to it in
                 SECTION 4 of the Stock Agreement.

                 1.1.25 "ENDORSEMENTS" has the meaning ascribed to it in SECTION
                 1.1.14 of the Stock Escrow.

                 1.1.26 "ESCROW AGENT" means The Fifth Third Bank, an Ohio banking corporation.

                 1.1.27 "FCC" means the Federal Communications Commission.

                 1.1.28 "FCC APPROVAL" means any FCC approval required in connection with a transaction, including, but not limited to, FCC approval of any transfer of control to the Holder of any FCC License, resulting from (i) exercise of the Warrant to acquire Class A Stock; (ii) conversion of Class A Stock issued upon the exercise of the Warrant to Class B Stock; or (iii) assignment of all or part of the Warrant to one or more third parties as the Holder may designate; if such a transfer of control would require FCC approval under then existing law (including the Communications Act or the written policies, rules and regulations promulgated by the FCC).

                 1.1.29 "FCC LICENSE" means any license, permit or other authorization issued by the FCC.

                 1.1.30 "HOLDER" means the holder of the Warrant.

                 1.1.31 "HOLDER RIGHTS" means the Holder's right to (i) have Class A Stock issued upon exercise by the Holder of the Warrant; or (ii) convert Class A Stock issued upon the exercise of the Warrant to Class B Stock.

                 1.1.32 "JIMENEZ" means Thomas R. Jimenez .

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                 1.1.33 "LYNCH" means John T. Lynch.

                 1.1.34 "NBH" means Noble Broadcast Holdings, Inc., a Delaware corporation.

                 1.1.35 "NEW CREDIT AGREEMENT" means the Credit Agreement between BFI and the Company of even date herewith pursuant to which the Company shall have obtained a secured loan facility from BFI.

                 1.1.36 "NEW SECURITIES" means any authorized but unissued or treasury shares of the Company, notes or other evidences of indebtedness of the Company or any other securities of the Company, including but not limited to options, warrants or other convertible securities, except for (a) any offer, sale or issuance of options pursuant to an employee stock option plan approved by Buyer or any Common Shares issuable upon exercise of such options; (b) any offer, sale or issuance of notes or other evidences of indebtedness (not convertible to an equity security) in connection with a secured loan transaction with a bank or other financial institution; or (c) any offer, sale or issuance of shares, notes, evidences of indebtedness and other securities of the Company offered for sale or issuance in connection with a public offering of such securities registered under the Securities Act.

                 1.1.37 "NORTHEAST" means Northeast Ventures, II, a limited partnership.

                 1.1.38 "OTHER GOVERNMENTAL APPROVALS" means any approvals required from the Federal Trade Commission, the United States Department of Justice, or any other federal, state, or local governmental approvals, required to be obtained before a Holder may lawfully exercise Holder Rights or any other rights Holder may have pursuant to this Agreement.

                 1.1.39 "PRUDENTIAL" means Prudential Venture Partners II, L.P., a limited partnership.

                 1.1.40 "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement between the Company and Buyer dated as of February 1, 1996.

                 1.1.41 "RESTATED ARTICLES" means the Restated Certificate of Incorporation of the Company attached to this Agreement as
                 Exhibit 2.4.

                 1.1.42 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 1.1.43 "STOCK AGREEMENT" means the Stock Purchase and Stock and Warrant Redemption Agreement of even date herewith among (i) the Buyer; (ii) the Class A Shareholders; (iii) the Class B Shareholders; (iv) the Warrant Sellers; and (v) Company.

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                 1.1.44 "STOCK CLOSING" has the meaning ascribed to it in
                 SECTION 12.1.1 of the Stock Agreement.

                 1.1.45 "STOCK ESCROW" means the Stock Escrow and Security Agreement of even date herewith among (i) the Buyer; (ii) the Class B Shareholders; (iv) the Trustee; and the Escrow Agent.

                 1.1.46 "STOCK PURCHASE PRICE" has the meaning ascribed to it in
                 SECTION 1.2 of the Stock Agreement.

                 1.1.47 "SUBORDINATED NOTES" means the $37 million in Subordinated Notes of the Company issued by the Company pursuant to the Conseco Investment Agreement.

                 1.1.48 "SUBSIDIARY" shall mean any corporation, association, partnership, joint venture or other business entity of which the Company and/or any Subsidiary of the Company either (a) in respect of a corporation, owns or controls, directly or indirectly, fifty percent (50%) or more of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than fifty percent (50%) of the profits and losses, however determined.

                 1.1.49 "TRIGGERING EVENTS" has the meaning ascribed to it in
                 SECTION 10.1 of this Agreement.

                 1.1.50 "TRUSTEE" means Philip H. Banks as trustee under the Trust Agreement.

                 1.1.51 "TRUST AGREEMENT" means the Trust Agreement dated February 20, 1996, among Lynch, De Francesco, Jimenez, and Arbenz, and their respective spouses, as co-grantors, and the Trustee in the form of EXHIBIT 1.1.40 to the Stock Escrow.

                 1.1.52 "WARRANT" means the Warrant issued pursuant to this Agreement to purchase Class A Stock in an amount equal to 79.1% of the outstanding common stock of the Company calculated on a fully-diluted post-exercise basis as of the time of exercise.

                 1.1.53 "WARRANT SELLER(S)" means CIHC and BLH (each referred to herein individually as a "Warrant Seller", and together as the "Warrant Sellers").

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                 1.1.54 "WARRANT PURCHASE PRICE" has the meaning ascribed to it in SECTION 2.1 of this Agreement.

                                    ARTICLE 2

                             PURCHASE OF SECURITIES

                 SECTION 2.1 PURCHASE AND SALE OF WARRANT. Upon and subject to the other terms and conditions of this Agreement, the Company shall sell to Buyer and Buyer shall purchase from the Company the Warrant for a purchase price of $52,775,170.32 (the "Warrant Purchase Price"), which the parties agree is the fair value of the Warrant.

                 SECTION 2.2. MANNER OF PAYMENT OF PURCHASE PRICE. At Closing, Buyer shall pay the Warrant Purchase Price to the Company by wire transfer of funds in accordance with wiring instructions provided by the Company to Buyer prior to the Closing, against delivery of the duly authorized and executed Warrant to Buyer.

                 SECTION 2.3. TERMS OF WARRANT. The Warrant shall be in the form of and have the same terms as EXHIBIT 2.3 attached hereto.

                 SECTION 2.4. TERMS OF CLASS A STOCK. The Class A Stock shall have the rights, preferences and terms set out in the Restated Articles.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In order to induce Buyer to enter into this Agreement and to purchase the Warrant, the Company hereby makes all of the representations and warranties to Buyer that the Company is making to Buyer in the Stock Agreement (the "Company Representations and Warranties"). Unless otherwise specifically provided herein or in the Stock Agreement, the Company Representations and Warranties shall be true and correct in all respects as of the date hereof subject to the provisions of the Stock Agreement regarding the expiration thereof and changes expressly contemplated by the Stock Agreement. Certain Company Representations and Warranties are qualified, as indicated in the Stock Agreement, by information disclosed in the Disclosure Letter.

                                    ARTICLE 4

                                    COVENANTS

                 In order to induce Buyer to enter into this Agreement and to purchase the Warrant, the Company agrees to abide by all Company covenants set forth in SECTION 6.2.1 and SECTION 6.2.2 of the Stock Agreement and SECTION 5 and SECTION 6 of the New Credit

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Agreement. The Company further agrees to provide to the Holder all information and reports that the Company is required to provide to BFI. In addition, the Company agrees to the following:

                 SECTION 4.1. USE OF PROCEEDS. The proceeds received at Closing from the sale of the Warrant to Buyer hereunder, together with other funds available to the Company, shall be used by the Company:

                 4.1.1 To repay $53,460,163.19 of Chase Debt, which payment shall retire the Chase Debt in full and shall also cause the Chase Warrant to be cancelled without further charge to the Company;

                 4.1.2 To repay $38,195,124.46 of the Conseco Debt; and

                 4.1.3 To redeem in full the Conseco Warrant for a redemption price of $44,766,721.76.

                 SECTION 4.2 COOPERATION IN OBTAINING FCC APPROVAL OR OTHER GOVERNMENTAL APPROVALS. At any time the Holder determines that it is desirable to obtain FCC Approval and/or Other Governmental Approval with respect to the exercise by Holder of any Holder Rights or any other rights Holder may have pursuant to this Agreement, then the Company shall take any action which the Holder may request to permit Holder to obtain such FCC Approval and/or Other Governmental Approval. The Company agrees to cooperate fully with the Holder and any assignee of all or part of the Warrant in the preparation, execution and filing of any applications or other documents and providing any information that may be necessary or helpful in obtaining FCC Approval and/or Other Governmental Approval. The Company agrees to consent to any transfer of control to the Holder of any FCC License upon the request of the Holder after a Triggering Event.

                                    ARTICLE 5

                          BOARD OF DIRECTOR PROVISIONS

                 Provided that each director's election complies with the Communications Act of 1934, as amended, and the rules and polices of the FCC in effect at such time, then until such time as the Holder ceases to own the Warrant or Class A Stock, the Company agrees as follows:

                 SECTION 5.1 COMPOSITION OF BOARD OF DIRECTORS. The Board of Directors of the Company shall consist of seven (7) members who shall be elected as follows:

                 5.1.1 Six (6) members of the Board of Directors shall be elected by the holders of the Class B Stock, and two such directors shall be independent

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                 directors whose independence is confirmed (at any election of directors) by the Holder, which confirmation shall not be unreasonably withheld.

                 5.1.2 One (1) member of the Board of Directors may, at the option of the Holder, be elected by the Holder. The Holder shall provide to the Corporation written notice of the Holder's election to exercise its right to elect a director pursuant to this Section 5.1.2 not less than 48 hours prior to the time the election is scheduled to be held. If the Holder does not exercise Holder's option to elect a director, then said position shall remain vacant until filled by action of the Holder. In the event of the death, resignation, or removal of any director elected by the Holder, the Holder shall be entitled to elect that director's successor. Notwithstanding the foregoing, a director elected by the Holder shall be excluded from presentations to, discussions by and decisions of the Board of Directors of the Company involving proprietary information relating to the operations of any of Company's radio stations to the extent that the rules, policies, conditions or orders of the FCC in effect at such time would require the operation of such radio stations to be separate from, in whole or in part, from radio stations in the same market attributed to Holder. In the event there is more than one Holder, and the Holders exercise their right to elect a director pursuant to this Section 5.1.2, such director shall be elected by a majority vote of such Holders, voting as a class.

                 SECTION 5.2 HOLDER REPRESENTATIVE. Whether or not the Holder exercises the Holder's option to elect a director pursuant to SECTION 5.1 hereof, the Holder shall be entitled to appoint a representative who shall be permitted to attend all meetings of the Board of Directors; provided, however, such representative shall attend meetings of the Board of Directors as an observer only, and shall have no right to vote on any matter that may come before the Board of Directors for a vote. The Holder shall provide to the Corporation written notice of the name and address of the Holder's representative and shall be entitled to appoint a different representative at any time by providing written notice to such effect to the Corporation. Such representative shall be given the same notice of any meeting of the Board of Directors as is required to be provided to a member of the Board of Directors. Notwithstanding the foregoing, Holder's representative shall be excluded from presentations to, discussions by and decisions of the Board of Directors of the Company involving proprietary information relating to the operations of any of Company's radio stations to the extent that the rules, policies, conditions or orders of the FCC in effect at such time would require the operation of such radio stations to be separate from, in whole or in part, from radio stations in the same market attributed to Holder.

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                                    ARTICLE 6

                           PREEMPTIVE RIGHTS OF BUYER

                 If any of the following actions may be taken by a Holder without the requirement of FCC Approval and/or Other Governmental Approval, or if such FCC Approval and/or Other Governmental Approval has been previously obtained, until such time as Buyer and its transferees cease to own the Warrant or Class A Stock or Class B Stock; upon any offer, sale or issuance for cash or other property, indebtedness or any combination thereof, by the Company of New Securities, then Holder shall have the first right to subscribe to and purchase such New Securities at a price and on such other terms and conditions as are no less favorable to Holder than those on which the New Securities will be offered, sold or issued to other persons. Holder shall have the option to purchase up to such portion of the New Securities as shall equal Holder's pro rata ownership of the common stock of the Company (assuming for purposes of this calculation the full exercise of the Warrant). The Company shall give written notice to Holder of any and each opportunity for exercise of its rights under this ARTICLE 6, setting forth the price of such New Securities and the number of such New Securities that Holder is entitled to purchase. Such notice shall be delivered to Holder at the address for the Holder then shown in the records of the Company, and Holder may exercise its rights to purchase such New Securities by written notice thereof delivered to the Company at its principal office not later than 10 business days following the date on which notice of such rights was received by Holder.

                                    ARTICLE 7

                     INVESTMENT REPRESENTATIONS AND LEGENDS

                 SECTION 7.1. PURCHASE FOR INVESTMENT. Buyer represents and warrants that the Warrant purchased by it pursuant to the terms and conditions of this Agreement are being acquired by Buyer for investment, for Buyer's own account, and not with a view to the distribution or resale thereof. Buyer understands that the Warrant purchased may not be sold or transferred unless subsequently registered under the Securities Act, and any applicable state securities laws, or unless exemptions from registration under such laws are available. Buyer represents and warrants that it is an Accredited Investor and that the Company has made available to it the opportunity to ask questions and receive answers concerning the Company, the Warrant and to otherwise conduct the due diligence Buyer sought to conduct in connection with Buyer's investment decision.

                 SECTION 7.2. TRANSFER LEGENDS AND RESTRICTIONS. Buyer acknowledges that the Warrant and shares issuable upon exercise of the Warrant shall be imprinted with a legend in substantially the following form (unless otherwise permitted under this Agreement):

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                 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
                 ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (I) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (II) IF, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATIONS.

Upon the request of Holder, the Company shall remove any such legend from certificates held by Holder, or shall issue to Holder new securities, which shall be free of such transfer legend, provided that with such request, the Company shall have received an opinion of counsel selected by Holder, which opinion and counsel are reasonably satisfactory to the Company, to the effect that no transfer by Holder of the Warrant and shares issuable upon exercise of the Warrant will violate the Securities Act or applicable state securities laws.

                 SECTION 7.3. INTERCOMPANY TRANSFERS. SECTION 7.1 and SECTION
7.2 notwithstanding, the Buyer may freely transfer the Warrant, Class A Stock and Class B Stock to an Affiliate of Buyer so long as such transferee is bound by the provisions of this ARTICLE 7.

                                    ARTICLE 8

                        CONDITIONS OF BUYER'S OBLIGATIONS

                 The obligations of Buyer under this Agreement are, at the option of Buyer, subject to satisfaction prior to or at the Closing of all conditions set forth in SECTION 9.2 of the Stock Agreement and in addition the following conditions shall have been fulfilled:

                 SECTION 8.1. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. The Company shall have amended and restated its Certificate of Incorporation as set forth in EXHIBIT 2.4 attached to this Agreement and shall have amended and restated its Bylaws as set forth in EXHIBIT 8.1 attached to this Agreement.

                 SECTION 8.2. EXECUTION OF REGISTRATION RIGHTS AGREEMENTS. The Company shall have executed and delivered the Registration Rights Agreement.

                                    ARTICLE 9

                                     CLOSING

                 SECTION 9.1. CLOSING DATE. The closing of the purchase and sale of the Warrant (the "Closing") shall take place at 9:00 a.m. on February 20, 1996 at the offices of Graydon, Head & Ritchey in Cincinnati, Ohio, or at such other time and place as the parties shall agree.

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                 SECTION 9.2. DELIVERIES BY THE COMPANY. At or prior to the
Closing, all closing deliveries required by SECTION 10.2 of the Stock Agreement shall have been delivered, and in addition, the Company shall deliver to Buyer the following items:

                 9.2.1 The Warrant as specified in SECTIONS 2.1 of this Agreement; and

                 9.2.2 The Registration Rights Agreement, duly executed by the Company and its shareholders, as specified in SECTION 1.1.40 of this Agreement.

                                   ARTICLE 10

                    TRIGGERING EVENTS; GOVERNMENTAL APPROVALS

                 SECTION 10.1. TRIGGERING EVENTS. Any one or more of the following events shall be considered a Triggering Event:

                 10.1.1 A Covenant Breach occurs which causes Damages that exceed the portion of the Stock Purchase Price to be paid at the Stock Closing (but only to the extent that such Damages exceed $500,000); or

                 10.1.2 The Stock Closing shall have occurred; or

                 10.1.3 At the Stock Closing the Escrow Agent fails for any reason to deliver to Buyer certificates representing all Class B Stock of the Company and the Endorsements; or

                 10.1.4 The Trustee shall have failed to prepare and deliver to the Escrow Agent substitute Endorsements as required pursuant to the Stock Escrow and the Trust Agreement; or

                 10.1.5 (i) Company, (ii) any Subsidiary; and/or (iii) any Class B Shareholder becomes insolvent or bankrupt, or admits in writing its or his inability to pay its or his debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its assets; or

                 10.1.6 bankruptcy, reorganization, arrangement, or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the (i) Company, (ii) any Subsidiary; and/or (iii) any Class B Shareholder, and if instituted are consented to or are not dismissed within thirty
                 (30) days after such institution; or

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                 10.1.7 a trustee or receiver is appointed for the assets of (i)
                 Company, (ii) any Subsidiary; and/or (iii) any Class B Shareholder, and such appointment is not dismissed within thirty (30) days; or

                 10.1.8 the Company fails within thirty (30) days from the entry thereof to discharge or have vacated or effectively stayed any final judgment for the payment of money in excess of $150,000 which shall be rendered against it or any Subsidiary.

                 SECTION 10.2.  GOVERNMENTAL APPROVALS.

                 10.2.1 FCC APPROVAL. Upon the occurrence of a Triggering Event, the Holder may exercise Holder Rights; provided, however, the Holder shall first obtain any necessary FCC Approval. Prior to obtaining FCC Approval, the Holder will not take any action pursuant to this Agreement or the Warrant which would constitute or result in any transfer of control to the Holder of any FCC License. The Holder shall be entitled to rely upon the advice of FCC counsel of the Holder's choice with respect determining whether any action taken by the Holder pursuant to this Agreement would result in a transfer of control requiring FCC Approval. To the extent the Holder obtains advice from FCC counsel that any action proposed to be taken by the Holder pursuant to this Agreement following the occurrence of a Triggering Event does not require FCC Approval, the Holder may immediately exercise Holder Rights.

                 10.2.2 OTHER GOVERNMENTAL APPROVAL. Upon the occurrence of a Triggering Event, the Holder may exercise Holder Rights; provided, however, the Holder shall first obtain any necessary Other Governmental Approval. Prior to obtaining such Other Governmental Approval, the Holder will not exercise Holder Rights or any other rights Holder may have pursuant to this Agreement which would cause a violation of law. To the extent the Holder obtains advice from counsel that any action proposed to be taken by the Holder pursuant to this Agreement following the occurrence of a Triggering Event does not require Other Governmental Approval, the Holder may immediately exercise Holder Rights or any other rights Holder may have pursuant to this Agreement.

                 SECTION 10.3. NOTICE. When any Triggering Event has occurred, the Company shall immediately give written notice thereof to the Holder. The Company shall also promptly notify Holder of any event which could reasonably become a Triggering Event with the lapse of time or otherwise promptly after obtaining knowledge thereof.

                 SECTION 10.4. SPECIFIC PERFORMANCE. The parties hereto declare that it is impossible to measure in money the damages which will accrue to Holder by reason of a

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breach or violation of any representation, warranty, agreement or covenant contained in this Agreement. Therefore, Holder may institute any action or proceeding to specifically enforce and cause the parties hereto to remedy a breach of a provision of this Agreement and any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party has an adequate remedy at law. Furthermore, such party shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

                 SECTION 10.5. CUMULATIVE REMEDIES AND SURVIVAL. The remedies specified in this Agreement shall not be exclusive of any other remedy, and shall be cumulative and in addition to every other remedy now or hereafter existing at law or in equity or by statute or otherwise which may be available to Holder.

                                   ARTICLE 11

                              CLASS B SHAREHOLDERS

                 SECTION 11.1. COVENANTS OF CLASS B SHAREHOLDERS. The Class B Shareholders covenant and agree to take all necessary actions to cause the Company to fulfill its covenants and agreements contained in this Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS

                 SECTION 12.1. POST-CLOSING ACTIONS. If at any time, and from time to time, after the Closing any party reasonably determines that any further conveyance, assignment or other document or any further action is necessary or desirable to carry out the purposes of and to make effective the transactions contemplated by this Agreement, the parties agree to execute and deliver all such instruments and take all such actions as may be reasonably necessary or advisable for such purpose.

                 SECTION 12.2. ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement among the parties hereto and supersedes all prior oral or written agreements, promises, representations, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified or amended only by a writing duly executed by Buyer and the Company which modification or amendment shall be binding upon all of the parties hereto.

                 SECTION 12.3. CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires: (A) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (B) each term defined in this Agreement has the meaning assigned to it; (C) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with

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



generally accepted accounting principles as in effect on the date hereof; (D) "or" is disjunctive but not necessarily exclusive; (E) words in the singular include the plural and vice versa; and (F) all references to "$" or dollar amounts will be to lawful currency of the United states of America.

                 SECTION 12.4. NO INTENDED THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                 SECTION 12.5. ASSIGNMENT AND BINDING EFFECT. This Agreement and the rights and obligations of the Company hereunder may not be assigned by the Company without the prior written consent of Buyer. Buyer shall have the right to assign all or any portion of its rights and obligations under this Agreement. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

                 SECTION 12.6. WAIVERS. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

                 SECTION 12.7. NOTICES. All notices, demands or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission, addressed as follows:

                 SECTION 12.8              If to Buyer:

                                  Jacor Communications, Inc.
                                  1300 PNC Center
                                  201 East Fifth Street
                                  Cincinnati, Ohio  45202
                                  Attention:  Randy Michaels
                                  Fax:  (513) 621-6087

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



                          with a copy (which shall not constitute notice) to:

                                  Graydon, Head & Ritchey
                                  1900 Fifth Third Center
                                  511 Walnut Street
                                  Cincinnati, Ohio  45202
                                  Attention:  John J. Kropp, Esq.
                                  Fax:  (513) 651-3836

                 SECTION 12.9     If to the Company:

                                  4841 Pacific Highway
                                  San Diego, California 92110
                                  Attention:       John T. Lynch
                                                   Frank A. De Francesco
                                  Fax: (619) 294-9393

                          with a copy (which shall not constitute notice) to:

                                  Gray, Cary Ware & Freidenrich
                                  401 B Street, Suite 1700
                                  San Diego, California 92101
                                  Attention: J. Terrence O'Malley, Esq.
                                  Fax: (619) 236-1048

until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telefax transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                 SECTION 12.10. HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION 12.11. SEVERABILITY. Wherever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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                 SECTION 12.12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (but not including the choice-of-laws rules thereof).

                 SECTION 12.13. COUNTERPARTS; EXECUTION. This Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement.

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                 IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

JACOR COMMUNICATIONS, INC.

By:___________________________
Its:__________________________

NOBLE BROADCASTING GROUP, INC.

By:___________________________
Its:__________________________

______________________________
JOHN T. LYNCH

______________________________
FRANK A. DE FRANCESCO

______________________________
THOMAS R. JIMENEZ

______________________________
WILLIAM R. ARBENZ

                    [Signature Page for Investment Agreement]

                                       17